Exhibit 99.1

Global Payment Announces Investment and Corporate Restructuring

BOHEMIA, N.Y.--(BUSINESS WIRE)—January 17, 2008--Global Payment Technologies, Inc. (OTC BULLETIN BOARD SYMBOL: GPTX) (GPT or Company) announced today that through affiliated entities controlled by him, Mr. Andre Soussa, Chief Executive of Global Payment Technologies Australia (GPTA) has provided the Company with a finance facility pursuant to a Secured Term Note and in addition will make an additional investment in the Company in approximately two weeks (subject to filing by the Company of its Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and other customary closing conditions). At the close of the entire transaction, Mr. Soussa and his affiliates will be the largest shareholders of the Company and in addition, Mr. Soussa will become Chairman of the Board and Chief Executive Officer of GPT as part of an overall restructuring of the Company. At that time he will officially assume the title of Chairman and CEO and in addition, four of the five members of the existing Board of Directors will be replaced. Mr. Richard Gerzof will remain as a director but will relinquish his role as Chairman and Mr. William McMahon, previously interim President and CEO will remain with the Company as President and Chief Financial Officer.

The agreements provide for the additional investment to be in the form of a note convertible into a new Preferred Stock of the Company to be issued to the investors subject to shareholder approval of an amendment to the Company’s charter to authorize such Preferred Stock. The Preferred Stock will provide that the holder will have five votes per share effectively providing control of the Company to the holders of the Preferred Stock. In addition, Mr. Soussa and/or his affiliates will receive warrants to purchase a number of shares of the Common Stock of the Company such that if exercised it would constitute a majority of the issued and outstanding stock of the Company.

Andre Soussa, who has over 20 years of Engineering, Sales & Marketing experience in high tech corporations including 14 years in the gaming market which included a number of years as a senior executive at Aristocrat a world class supplier of gaming equipment, is Chairman and Chief Executive Officer of Global Payment Technologies Australia Pty. Ltd, GPT’s largest customer and Asia Pacific Distributor. Mr. Soussa is also Chief Executive Officer of eCash Pty Ltd, a manufacturer and designer of electronic payment systems.

In connection with the transaction, Mr. Soussa stated, “GPT was once known for its innovation and its position at the forefront of the payment systems market and our goal is to restore GPT to that position. Our first efforts will be to implement changes designed to bring GPT to profitability and we then intend to develop new and pioneering products. We will be announcing these initiatives over the next few weeks as we work quickly to stabilize and reinvigorate the business.”

Global Payment Technologies, Inc. is a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gptworld.com

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements.

CONTACT: PR Financial Marketing

Jim Blackman, 713-256-0369

jim@prfonline.com

or

Global Payment Technologies, Inc.

William McMahon, 631-563-2500, Ext 273

President & CEO

SOURCE: Global Payment Technologies, Inc.